EXHIBIT 99.1

Intellia Therapeutics Names Georgia Keresty, Ph.D., M.P.H., to Board of Directors

CAMBRIDGE, Mass., April 12, 2021 - Intellia Therapeutics, Inc. (NASDAQ:NTLA), a leading genome editing company focused on developing curative therapeutics using CRISPR/Cas9 technology both in vivo and ex vivo, today announced the appointment of Georgia Keresty, Ph.D., M.P.H., to the company’s Board of Directors.

“Dr. Keresty’s experience as a scientific and operational leader in our industry will be a great asset to Intellia as we continue to advance our research programs, expand our manufacturing capabilities and move towards delivering potentially curative therapies to patients globally,” said Intellia President and Chief Executive Officer John Leonard, M.D.

Dr. Keresty brings more than 35 years of pharmaceutical industry experience to Intellia’s board, including leading the transition of novel therapeutic programs from preclinical to clinical development, and process development to commercial manufacturing. During her career, she has held key global roles in pharmaceutical research and development, operations, manufacturing and distribution, quality, compliance and regulatory affairs. Dr. Keresty recently served as chief operating officer and global head, medical sciences and development operations for Takeda Research and Development, a division of Takeda Pharmaceuticals USA, Inc. Prior to joining Takeda, Dr. Keresty served in leadership roles at Johnson & Johnson, including as vice president and global head, pharmaceutical development and manufacturing science; at Bristol-Myers Squibb Co., as vice president, worldwide quality and compliance; and at Novartis Pharmaceuticals Corporation as manufacturing site head.

In addition to Intellia’s board, Dr. Keresty serves as a member of the board of directors of Aspen Technology, Inc., (NASDAQ: AZPN), an industrial asset optimization software company, and Solid Biosciences, Inc., (NASDAQ: SLDB), a life science company. She is also a member of the board of directors of Commissioning Agents, Inc., a global engineering services firm, and the board of trustees for Clarkson University in Potsdam, New York. She previously served on the board of Janssen Alzheimer Immunotherapy and the board of trustees for the New Jersey Foundation for Aging, which is now called the NJ Advocates for Aging Well.

Dr. Keresty earned B.Sc. degrees in Chemical Engineering from Clarkson University and Computer Science from Ramapo College, an M.S. in Information Systems from Pace University, an M.B.A. and Ph.D. in Operations Management from Rutgers Business School, and an M.P.H. in Global Health Leadership from the University of Southern California.

About Intellia Therapeutics

Intellia Therapeutics is a leading clinical-stage genome editing company, focused on the development of proprietary, potentially curative therapeutics using the CRISPR/Cas9 system. Intellia believes the CRISPR/Cas9 technology has the potential to transform medicine by both producing therapeutics that permanently edit and/or correct disease-associated genes in the human body with a single treatment course, and creating enhanced engineered cells that can treat oncological and immunological diseases. Intellia’s combination of deep scientific, technical and clinical development experience, along with its leading intellectual property portfolio, puts it in a unique position to unlock broad therapeutic applications of the CRISPR/Cas9 technology and create new classes of therapeutic products. Learn more about Intellia and CRISPR/Cas9 at intelliatx.com. Follow us on Twitter @intelliatweets.

Forward-Looking Statements

This press release contains “forward-looking statements” of Intellia Therapeutics, Inc. (“Intellia”) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, express or implied statements regarding Intellia’s ability to advance and expand the CRISPR/Cas9 technology to develop into human therapeutic products, as well as our CRISPR/Cas9 intellectual property portfolio; achieve stable or effective genome editing; the timing and potential achievement of milestones to advance our pipeline and grow as a company; and the anticipated contribution of the members of our board of directors and our executives to our operations and progress.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: risks related to Intellia’s ability to protect and maintain its intellectual property position; risks related to Intellia’s relationship with third parties, including its licensors and licensees; risks related to the ability of its licensors to protect and maintain their intellectual property position; uncertainties related to the authorization, initiation and conduct of studies and other development requirements for its product candidates; the risk that any one or more of Intellia’s product candidates will not be successfully developed, manufactured and commercialized; the risk that the results of preclinical studies or clinical studies will not be predictive of future results in connection with future studies; the risk that Intellia may not be able to meet or comply with applicable laws and regulations, including clinical, manufacturing and commercialization requirements; and the risk that Intellia’s collaborations with Novartis Institutes for BioMedical Research, Inc. or Regeneron Pharmaceuticals, Inc. or its other ex vivo collaborations will not continue or will not be successful. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Intellia’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Intellia’s most recent annual report on Form 10-K as well as discussions of potential risks, uncertainties, and other important factors in Intellia’s other filings with the Securities and Exchange Commission (“SEC”). All information in this press release is as of the date of the release, and Intellia undertakes no duty to update this information unless required by law.

Intellia Contacts:

Investors:
Lina Li
Director
Investor Relations
+1-857-706-1612
lina.li@intelliatx.com

Media:
Julie Ferguson
Interim Head of External Affairs & Communications
+1-312-385-0098
julie.ferguson@intelliatx.com